Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2005, with respect to the financial statements of Williams Partners Predecessor, our report dated April 22, 2005, with respect to the financial statements of Discovery Producer Services LLC, our report dated April 22, 2005, with respect to the balance sheet of Williams Partners GP LLC, and our report dated April 22, 2005, with respect to the balance sheet of Williams Partners L.P., included in the Registration Statement (Form S-1) and related prospectus of Williams Partners L.P. for the registration of 5,000,000 common units representing limited partner interests.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
April 27, 2005